Exhibit 99.1

Voya Financial Announces Fourth-Quarter and Full-Year 2017 Results

Board of Directors Authorizes an Additional $500 Million of Share Repurchases

NEW YORK, Feb. 13, 2018 – Voya Financial, Inc. (NYSE: VOYA) today announced financial results for the fourth-quarter and full-year 2017.

On Dec. 21, 2017, Voya Financial announced that it had entered into an agreement whereby it will divest substantially all of its Closed Block Variable Annuity (CBVA) segment and its Annuities business. As a result, the assets and liabilities related to the businesses to be sold have been classified as held for sale and the related results of operations have been classified as discontinued operations. Certain variable and fixed annuity products that will be retained by Voya following the completion of the transaction — as well as stranded costs that were previously allocated to the business held for sale — are currently recorded in Corporate. All prior periods have been revised to reflect these changes.

For the fourth quarter of 2017, Voya Financial reported:

•	4Q 2017 net loss available to common shareholders of $17.64 per diluted share[1], which reflects:

•

A $14.58 per diluted share, after-tax, loss from discontinued operations, which includes a $13.44 per diluted share write down of assets of businesses held for sale to fair value less costs to sell; and

•

A $3.06 per diluted share, after-tax, loss from continuing operations, excluding non-controlling interest—included in this loss is an estimated one-time $3.78 per diluted share loss related to the reduction in the carrying value of deferred tax assets due to the lower corporate tax rate established by the Tax Cuts and Jobs Act. The reduction in Voya’s deferred tax assets reflected in continuing operations includes the impact of the tax rate change on all of the company’s businesses (continuing and discontinued) and a reduction in deferred tax liabilities previously reported within accumulated other comprehensive income.

•

4Q 2017 adjusted operating earnings[2] of $0.87 per diluted share, after-tax, which includes $0.06 per diluted share, after-tax and DAC/VOBA, of prepayment fees and alternative investment income, in aggregate, above the company’s long-term expectations. Adjusted operating earnings excludes the results of the Annuities segment that is being divested.

[1]	For the three months ended December 31, 2017 and 2016, weighted-average fully diluted common shares outstanding were 179.4 million and 194.6 million, respectively. For periods in which there is a net loss available to common shareholders, the adjusted operating earnings per share calculation includes additional dilutive shares, as the inclusion of these shares for stock compensation plans would not be anti-dilutive to the adjusted operating earnings per share calculation. The number of weighted-average diluted shares used to calculate adjusted operating earnings per diluted share for the three months ended December 31, 2017 and 2016 were 182.9 million and 197.1 million, respectively.
[2]	Adjusted operating earnings is a non-GAAP financial measure. Information regarding the non-GAAP financial measures included in this press release, and reconciliations to the most comparable U.S. GAAP measures, are provided under the “Use of Non-GAAP Financial Measures” section of this release, and in the “Reconciliations” section of Voya’s Quarterly Investor Supplement.

•	4Q 2017 segment results include:

•	Record earnings in Retirement, net outflows of $476 million primarily due to stable value outflows;

•	Investment Management-sourced net inflows of $836 million;

•	In Employee Benefits, loss ratios of 83.9% for Stop Loss and 76.1% for Group Life; and

•	Individual Life had favorable underwriting results.

For the full-year 2017, Voya Financial reported:

•

Full-year 2017 net loss available to common shareholders of $16.25 per share, which was largely driven by the previously mentioned write down of assets of business held for sale less costs to sell and reduction in carrying value of deferred tax assets, partially offset by higher income from continuing operations before income taxes.

•	Full-year 2017 adjusted operating earnings of $1.92 per diluted share[3], after-tax, which includes:

•	$1.09 per diluted share, after-tax, of negative DAC/VOBA and other intangibles unlocking; and

•	$0.22 per diluted share, after-tax and DAC/VOBA, of prepayment fees and alternative investment income, in aggregate, above the company’s long-term expectations.

•	Total assets under management (AUM) of $308 billion[4]; total AUM and administration of $555 billion as of December 31, 2017.

•	Estimated combined risk-based capital (RBC) ratio of 476%[5], which is above the company’s target of 425%.

•	Excess capital of $738 million[6]

•	Adjusted debt-to-capital ratio, excluding accumulated other comprehensive income (AOCI), of 30.5%[7]

•	Book value per share (excluding AOCI) of $42.31 [7]

[3]	For the twelve months ended December 31, 2017 and 2016, weighted-average fully diluted common shares outstanding were 184.1 million and 200.8 million, respectively. For periods in which there is a net loss available to common shareholders, the adjusted operating earnings per share calculation includes additional dilutive shares, as the inclusion of these shares for stock compensation plans would not be anti-dilutive to the adjusted operating earnings per share calculation. The number of weighted-average diluted shares used to calculate adjusted operating earnings per diluted share for the twelve months ended December 31, 2017 and 2016 were 186.8 million and 202.8 million, respectively.
[4]	Includes assets related to businesses held for sale for which a substantial portion of the assets will continue to be managed by Investment Management.
[5]	Estimated combined RBC ratio primarily for Voya Financial’s four principal U.S. insurance subsidiaries.
[6]	Excess capital above the company’s holding company liquidity target of $200 million and estimated statutory surplus in excess of a 425% combined RBC ratio.
[7]	Adjusted debt-to-capital ratio, excluding AOCI, and book value per share, excluding AOCI, are non-GAAP financial measures. Information regarding these non-GAAP financial measures, and a reconciliation to the most comparable U.S. GAAP measures, is provided under the “Use of Non-GAAP Financial Measures” section of this release, and in the “Reconciliations” section of Voya’s Quarterly Investor Supplement.

“We generated solid earnings growth in both the fourth quarter and full year of 2017,” said Rodney O. Martin, Jr., chairman and chief executive officer, Voya Financial. “For example, during the fourth quarter, we achieved record earnings and strong sales in our Retirement business; generated $836 million in Investment Management-sourced net inflows; and increased in-force premiums in Employee Benefits.

“Our capital position continues to be strong. During the fourth quarter, we entered into a $500 million accelerated share repurchase agreement, and we have received authorization from the board of directors to repurchase an additional $500 million of common stock, bringing our current authorization to just over $1 billion. While we incurred a one-time charge related to the reduction of our deferred tax assets, they remain a key source of value for Voya’s shareholders. As a result of tax reform, we expect our effective tax rate for adjusted operating earnings to decline from 32% to 18-to-20%. Lower rates will increase adjusted operating earnings per share and we believe they will also support overall economic growth.

“As we begin 2018, we have a number of initiatives and priorities in place to make Voya a simpler, more valuable company that is well positioned for continued growth. Through the previously announced agreement to sell the majority of our CBVA segment and Annuities business, we will both significantly reduce risk and put Voya in a strong position to expand upon the growth that we’ve achieved. We are actively engaged in the important work needed to complete the transaction as well as to build upon the many financial, operational and cultural accomplishments that we’ve achieved over the past several years.

“We began this year with three significant distinctions that speak to our strong culture as well as the character of our brand. In our first year of eligibility, Voya was named one of the top securities and asset management firms on Fortune magazine’s list of the 2018 World’s Most Admired Companies. Also last month, we were included in the 2018 Bloomberg Gender-Equality Index and, on Monday, we were named one of the 2018 World’s Most Ethical Companies by the Ethisphere Institute for the fifth consecutive year. We look forward to building upon these achievements and continuing to deliver even greater value for all of our stakeholders,” added Martin.

Fourth-Quarter 2017 Results

Net Income Available to Common Shareholders

4Q 2017 net loss available to common shareholders was $3,165 million or $17.64 per diluted share, compared with a net loss available to common shareholders of $417 million or $2.14 per diluted share in 4Q 2016. The higher loss was primarily due to the previously mentioned $2,423 million after-tax write down of assets of business held for sale to fair value less costs to sell and a $679 million loss related to the estimated one-time reduction in the carrying value of deferred tax assets due to the lower corporate tax rate. Excluding the effects of these items, higher losses from discontinued operations were partially offset by higher income from continuing operations before income taxes.

Adjusted Operating Earnings

Voya Financial’s adjusted operating earnings (which the company had previously defined as operating earnings) include results from Voya’s Retirement, Investment Management, Employee Benefits, and Individual Life segments, as well as Corporate.

4Q 2017 after-tax adjusted operating earnings were $159 million or $0.87 per diluted share, compared with $101 million or $0.52 per diluted share, in 4Q 2016. The following items primarily accounted for this change:

•

$30 million, after-tax, of higher adjusted operating earnings in Corporate as 4Q 2016 results were reduced by the accelerated amortization of deferred prepayment penalties associated with the early termination of funding agreements of a closed block that is in run-off as well as higher expenses from the company’s strategic investment program;

•	$14 million, after-tax, of higher fee-based margins (excluding Corporate) in 4Q 2017 due to improved equity markets and higher AUM;

•	a $13 million, after-tax, increase in Individual Life underwriting results net of DAC/VOBA and other intangibles amortization; and

•	partially offset by a $9 million, after-tax and DAC/VOBA, gain from a Lehman Brothers bankruptcy settlement that benefited results in 4Q 2016.

Full-Year 2017 Results

Net Income Available to Common Shareholders

Full-year 2017 net loss available to common shareholders was $2,992 million or $16.25 per diluted share, compared with a net loss available to common shareholders of $327 million or $1.63 per diluted share in 2016. The higher loss was primarily due to the previously mentioned $2,423 million after-tax write down of assets of business held for sale to fair value less costs to sell and a $679 million loss related to the estimated one-time reduction in the carrying value of deferred tax assets due to the lower corporate tax rate. Excluding the effects of these items, results improved due to higher income from continuing operations before income taxes.

Adjusted Operating Earnings

Full-year 2017 after-tax adjusted operating earnings were $359 million or $1.92 per diluted share, compared with $224 million or $1.10 per diluted share, in 2016. The following items primarily accounted for this change:

•

$204 million, after-tax, of higher adjusted operating earnings, excluding unlocking, in aggregate - results benefited from higher fee-based margins due to equity market improvement and the cumulative impact of positive net flows, higher alternative investment income, and a decline in the loss in Corporate, which reflects lower strategic investment spending and 2016 results being reduced by the accelerated amortization of deferred prepayment penalties; and

•	$69 million, after-tax, of higher negative DAC/VOBA and other intangibles unlocking.

	Three Months Ended December 31,
($ in millions, except per share amounts)	2017	2016	% Change
Net income (loss) available to common shareholders, after-tax	$(3,165)	$(417)	NM
Less: Income (loss) attributable to non-controlling interest	82	43	91%
Income (loss) from discontinued operations, after-tax	(2,616)	(478)	NM

Income (loss) from continuing operations, after-tax	$(467)	$103	NM

Less: Income tax expenses (benefit)	687	5	NM
Income (loss) from continuing operations before income taxes	$220	$108	NM

Less: Net investment gains (losses)	(54)	18	NM
Less: Other adjustments [i]	40	(59)	NM

Total adjusted operating earnings before income taxes	$234	$149	57%
Adjusted Operating earnings before income taxes by segment
Retirement	$168	$143	17%
Investment Management	61	65	(6)
Individual Life	63	43	47
Employee Benefits	30	32	(9)
Corporate	(89)	(133)	33

Total adjusted operating earnings before income taxes	$234	$149	57%

($ in per diluted share)
Net income (loss) available to common shareholders	$(17.64)	$(2.14)	NM
Less: Non-Controlling Interest	0.46	0.22	NM
Effect of discontinued operations	(14.58)	(2.46)	NM

Income (loss) from continuing operations, after-tax	(3.52)	0.10	NM
Less: Net investment gains (losses), after-tax ii	(0.19)	0.06	NM
Less: Other adjustments, after-tax ii	(0.61)	(0.54)	NM
Less: Effect of assumed tax rate vs. actual tax rate iii	(3.53)	0.07	NM
Less: Adjustment due to antidilutive effect of net loss in the current period iii	(0.06)	(0.01)	NM

Adjusted Operating earnings, after-tax ii	$0.87	$0.52	67%
Fully diluted weighted average shares outstanding (in millions)	179	195
Dilutive effect of the exercise or issuance of stock- based awards iiii	4	2
Weighted average common shares outstanding - diluted (operating) iiii	183	197

NM = Not Meaningful

[i]

“Other adjustments” consists of net guaranteed benefit hedging gains (losses) and related charges and adjustments; income (loss) from business exited; income (loss) attributable to non-controlling interests; immediate recognition of net actuarial gains (losses) related to pension and other post-retirement benefit obligations and gains (losses) from plan amendments and curtailments; expenses associated with the rebranding of Voya Financial from ING U.S.; and restructuring expenses (severance, lease write-offs, etc.).

ii

Voya Financial assumes a 32% tax rate on adjusted operating earnings and all components of adjusted operating earnings described as “after-tax.” The 32% tax rate for adjusted operating earnings reflects the estimated dividends received deduction benefit. A 35% tax rate is applied to all non-operating items.

iii	Represents the difference between actual tax expense and the tax expense reflected in other line items using the assumed 32% (operating) tax rate or 35% (non-operating) tax rate.

iiii

For periods in which there is a net loss available to common shareholders, the adjusted operating earnings per share calculation includes additional dilutive shares, as the inclusion of these shares for stock compensation plans would not be anti-dilutive to the adjusted operating earnings per share calculation.

Segment Discussions

The following segment discussions compare 4Q 2017 with 4Q 2016, unless otherwise noted. All figures are presented before income taxes.

Retirement

Higher Fee-Based Revenue Partially Offset by Higher Expenses and Lower Investment Spread

	Three Months Ended December 31,
($ in millions, before income taxes)	2017	2016
Adjusted operating earnings	$168	$143
Less: DAC/VOBA and other intangibles unlocking	7	(4)
Less: Gain due to Lehman bankruptcy settlement	0	4

Adjusted operating earnings excluding above items	$161	$143

Retirement adjusted operating earnings excluding unlocking and a gain due to a Lehman bankruptcy settlement were $161 million, up from $143 million. Key earnings drivers included:

•	Investment spread revenues

•	Prepayment fee and alternative investment income was, in aggregate, $12 million above long-term expectations (before the effect of income taxes and DAC).

•	Excluding alternative investment income and prepayment fees, investment spread revenues declined primarily due to lower portfolio yields.

•	Fee-based revenues net of asset-based compensation increased meaningfully.

•	Net underwriting gain (loss) and other revenue declined.

•	Expenses increased due to higher variable compensation attributable to the accumulation of higher sales activity in 2017, offset in part by continued expense management.

Retirement net outflows were $476 million, compared with net inflows of $1.1 billion in 3Q 2017 and net inflows of $803 million in 4Q 2016. Net flows vary in size and timing, sometimes substantially, from one quarter to the next. Retirement AUM totaled $138 billion, compared with $135 billion as of September 30, 2017 and $121 billion as of December 31, 2016.

Investment Management

Positive Investment Management Sourced Net Flows; Lower Performance Fees Offset by Higher Fees from Average AUM

	Three Months Ended December 31,
($ in millions, before income taxes)	2017	2016
Adjusted operating earnings	$61	$65

Investment Management adjusted operating earnings were $61 million, down from $65 million. Key earnings drivers included:

•	Fee-based revenues decreased $3 million as higher fees from higher average AUM in 4Q 2017 were offset by stronger performance fees in 4Q 2016.

•	Investment capital revenues decreased $1 million, but were $2 million higher than long-term expectations (before the effect of income taxes).

•	Expenses increased $1 million primarily due to higher compensation expenses.

Investment Management Adjusted Operating Margin

	4Q 2017	3Q 2017	4Q 2016
Adjusted operating margin	32.3%	31.3%	34.2%
Adjusted operating margin, excluding investment capital results[i]	29.3%	29.2%	31.1%

[i]

Adjusted operating margin, excluding investment capital results, is a non-GAAP financial measure. Information regarding this non-GAAP financial measure, and a reconciliation to the most comparable U.S. GAAP measure, is provided under the “Use of Non-GAAP Financial Measures” section of this release, and in the “Reconciliations” section of the Quarterly Investor Supplement.

The decrease in the 4Q 2017 adjusted operating margin, excluding investment capital and other investment income, compared with 4Q 2016 was primarily due to lower seasonal performance fees partially offset by higher average AUM. The increase compared with 3Q 2017 reflects higher seasonal performance fees and higher average AUM, partially offset by higher expenses in 4Q 2017 associated with higher earnings.

Investment Management Net Flows

($ in billions)	4Q 2017	3Q 2017	4Q 2016
Investment Management Sourced Net Flows	$0.8	$1.2	$1.6
Affiliate Sourced Net Flows	(0.5)	1.2	0.0
VA Net Flows	(1.4)	(0.9)	(0.9)

Total	$(1.1)	$1.5	$0.6

During 4Q 2017, Investment Management Sourced net inflows were driven by institutional net flows, including flows from alternative asset classes.

Third-party sales (which excludes general account assets of Voya Financial’s insurance company subsidiaries) were $5.1 billion, compared with $7.2 billion in 4Q 2016 and $7.6 billion in 3Q 2017. Third-party AUM totaled $142 billion as of Dec. 31, 2017, up from $140 billion as of September 30, 2017, and $128 billion as of Dec. 31, 2016.

Employee Benefits

Favorable Voluntary Underwriting Results Offset by Higher Loss Ratios for Group Life and Stop Loss

	Three Months Ended December 31,
($ in millions, before income taxes)	2017	2016
Adjusted operating earnings	$30	$32
Less: DAC/VOBA and other intangibles unlocking	—	—
Less: Gain due to Lehman bankruptcy settlement	—	1

Adjusted operating earnings excluding above items	$30	$31

Employee Benefits adjusted operating earnings excluding a gain due to a Lehman bankruptcy settlement were $30 million, in line with $31 million in 4Q 2016. Key earnings drivers included:

•	Investment spread revenues

•	Prepayment fee and alternative investment income were, in aggregate, $1 million above long-term expectations (before the effect of income taxes and DAC).

•	Excluding alternative investment income and prepayment fees, investment spread revenues were slightly lower.

•	Underwriting results improved primarily due to growth in Voluntary.

•	Expenses increased due to higher volumes.

The loss ratio for Group Life was 76.1%, compared with 73.4% in 4Q 2016. The loss ratio for Stop Loss was 83.9%, compared with 82.1% in 4Q 2016. The company typically expects an annual loss ratio for Stop Loss and Group Life between 77-80%.

Total Employee Benefits sales were $26 million, down from $43 million.

Individual Life

Higher Underwriting Income and Lower Expenses Offset by Lower Investment Spread

	Three Months Ended December 31,
($ in millions, before income taxes)	2017	2016
Adjusted operating earnings	$63	$43
Less: DAC/VOBA and other intangibles unlocking	(8)	(10)
Less: Gain due to Lehman bankruptcy settlement	—	8

Adjusted operating earnings excluding above items	$71	$45

Individual Life adjusted operating earnings excluding the impact of unlocking and a gain due to a Lehman bankruptcy settlement were $71 million, up from $45 million. Key earnings drivers included:

•	Investment spread revenues

•	Prepayment fee and alternative investment income were, in aggregate, $3 million above long-term expectations (before the effect of income taxes and DAC).

•	Excluding alternative investment income and prepayment fees, investment spread revenues decreased slightly due to lower yields.

•

Underwriting results (including DAC/VOBA and other intangibles amortization) increased driven by favorable mortality and lower reserve financing costs as a result of executed refinancing initiatives; 4Q 2017 net underwriting results were $2 million favorable to expectations.

•	Expenses decreased primarily due to continued expense management efforts.

Total Individual Life sales, which primarily consist of indexed life insurance, were $21 million, down from $25 million and reflect the discontinuation of sales of more capital intensive products.

Corporate

Corporate adjusted operating losses were $89 million, compared with losses of $133 million in 4Q 2016. 4Q 2016 results were impacted by the accelerated amortization of deferred prepayment penalties associated with the early termination of funding agreements of a closed block that is in run-off. In addition, the improved results reflect lower strategic investment spending ($16 million in 4Q 2017).

Corporate results include stranded costs related to businesses held for sale and that are excluded from discontinued operations. These costs include shared service costs that were previously allocated to the businesses held for sale as well as certain costs related to the businesses being sold for which Voya will continue to perform transition services and be reimbursed in a transaction services agreement. As previously announced, Voya is undertaking efforts to achieve cost savings by the middle of 2019.

Share Repurchase Authorization

During 4Q 2017, Voya entered into an accelerated share repurchase (“ASR”) agreement with a third-party to repurchase an aggregate of $500 million of Voya’s common stock. Under the terms of the ASR agreement, approximately 8 million shares were received by Voya in 4Q 2017. The final number of shares to be repurchased will be based on the volume-weighted average stock price of Voya’s common stock less a discount and subject to potential adjustments pursuant to the terms of the ASR agreement. Final settlement of the transaction under the ASR agreement is expected to occur by the end of 1Q 2018.

Additional Share Repurchase Authorization

Voya announced today that its board of directors has increased the amount of the company’s common stock authorized for repurchase under the company’s share repurchase program by an additional $500 million. Including this additional $500 million authorization and giving effect to the completion of the ASR agreement, the aggregate amount remaining under the company’s share repurchase authorization would be approximately $1,011 million.

Under its share repurchase program, the company may, from time to time, purchase shares of its common stock through various means, including open market transactions, privately negotiated transactions, forward, derivative, accelerated repurchase, or automatic repurchase transactions, or tender offers. The additional $500 million share repurchase authorization expires on Dec. 31, 2018 (unless extended), and does not obligate the company to purchase any shares. The authorization for the share repurchase program may be terminated, increased or decreased by the board of directors at any time.

Supplementary Financial Information

More detailed financial information can be found in the company’s Quarterly Investor Supplement, which is available on Voya’s investor relations website, investors.voya.com.

Earnings Conference Call and Slide Presentation

Voya will host a conference call on Wednesday, Feb. 14, 2018, at 10 a.m. ET, to discuss the company’s fourth-quarter and full-year 2017 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com. A replay of the call will be available on the company’s investor relations website at investors.voya.com starting at 1 p.m. ET on Feb. 14, 2018.

Media Contact:	Investor Contact:

Christopher Breslin 212-309-8941 Christopher.Breslin@voya.com	Darin Arita 212-309-8999 IR@voya.com

About Voya Financial®

Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 14.7 million individual and institutional customers in the United States, Voya is a Fortune 500 company and had $8.6 billion in revenue in 2017. The company had $555 billion in total assets under management and administration as of December 31, 2017. With a clear mission to make a secure financial future possible — one person, one family, one institution at a time — Voya’s vision is to be America’s Retirement Company®. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible. Voya has been recognized as one of the 2018 World’s Most Ethical Companies® by the Ethisphere Institute, one of the 2018 World’s Most Admired Companies by Fortune magazine and one of the Top Green Companies in the U.S., by Newsweek magazine. Follow Voya Financial on Facebook and Twitter @Voya.

Use of Non-GAAP Financial Measures

Adjusted operating earnings before income taxes is a measure used to evaluate segment performance. We believe that adjusted operating earnings before income taxes provides a meaningful measure of Voya’s business and segment performances and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions and/or other factors. We use the same accounting policies and procedures to measure segment adjusted operating earnings before income taxes as we do for the directly comparable U.S. GAAP measure Income (loss) from continuing operations before income taxes.

Adjusted operating earnings before income taxes does not replace Income (loss) from continuing operations before income taxes as the comparable U.S. GAAP measure of our consolidated results of operations. Therefore, we believe that it is useful to evaluate both Income (loss) from continuing operations before income taxes and Adjusted operating earnings before income taxes when reviewing our financial and operating performance. Each segment’s adjusted operating earnings before income taxes is calculated by adjusting Income (loss) from continuing operations before income taxes for the following items:

•

Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue, which are significantly influenced by economic and market conditions, including interest rates and credit spreads, and are not indicative of normal operations. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the fair value option (“FVO”) unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;

•

Net guaranteed benefit hedging gains (losses), which are significantly influenced by economic and market conditions and are not indicative of normal operations, include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. Other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in nonperformance spread;

•

Income (loss) related to businesses exited through reinsurance or divestment that do not qualify as discontinued operations, which includes gains and (losses) associated with transactions to exit blocks of business (including net investment gains (losses) on securities sold and expenses directly related to these transactions) and residual run-off activity; these gains and (losses) are often related to infrequent events and do not reflect performance of operating segments. Excluding this activity better reveals trends in our core business, which would be obscured by including the effects of business exited, and more closely aligns Adjusted operating earnings before income taxes with how we manage our segments;

•

Income (loss) attributable to noncontrolling interest, which represents the interest of shareholders, other than those of Voya Financial, Inc., in consolidated entities. Income (loss) attributable to noncontrolling interest represents such shareholders’ interests in the gains and (losses) of those entities, or the attribution of results from consolidated VIEs or VOEs to which we are not economically entitled;

•

Income (loss) related to early extinguishment of debt, which includes losses incurred as a result of transactions where we repurchase outstanding principal amounts of debt; these losses are excluded from Adjusted operating earnings before income taxes since the outcome of decisions to restructure debt are not indicative of normal operations;

•

Impairment of goodwill, value of management contract rights and value of customer relationships acquired, which includes losses as a result of impairment analysis; these represent losses related to infrequent events and do not reflect normal, cash-settled expenses;

•

Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period. We immediately recognize actuarial gains and (losses) related to pension and other postretirement benefit obligations and gains and losses from plan adjustments and curtailments. These amounts do not reflect normal, cash-settled expenses and are not indicative of current Operating expense fundamentals; and

•

Other items not indicative of normal operations or performance of our segments or may be related to infrequent events including capital or organizational restructurings including certain costs related to debt and equity offerings as well as stock and/or cash based deal contingent awards; expenses associated with the rebranding of Voya Financial, Inc.; severance and other third-party expenses associated with the 2016 Restructuring. These items vary widely in timing, scope and frequency between periods as well as between companies to which we are compared. Accordingly, we adjust for these items as we believe that these items distort the ability to make a meaningful evaluation of the current and future performance of our segments. Additionally, with respect to restructuring, these costs represent changes in operations rather than investments in the future capabilities of our operating businesses.

Adjusted operating earnings before income taxes for Corporate includes Net investment gains (losses) and Net guaranteed benefit hedging gains (losses) associated with the retained CBVA and annuities businesses that are not components of discontinued operations. These retained amounts are insignificant and do not distort the ability to make a meaningful evaluation of the trends of Corporate activities.

Income (loss) related to businesses exited through reinsurance or divestment (including net investment gains (losses) on securities sold and expenses directly related to these transactions) is excluded from the results of operations from adjusted operating earnings before income taxes. When we present the adjustments to income (loss) from continuing operations before income taxes on a consolidated basis, each adjustment excludes the relative portions attributable to businesses exited through reinsurance or divestment.

The most directly comparable U.S. GAAP measure to adjusted operating earnings before income taxes is income (loss) from continuing operations before income taxes. For a reconciliation of income (loss) from continuing operations before income taxes to adjusted operating earnings before income taxes, see the tables that accompany this release, as well as our Quarterly Investor Supplement.

Adjusted operating earnings - excluding unlocking is also a non-GAAP financial measure. This measure excludes from adjusted operating earnings before income taxes the following items:

•	DAC/VOBA and other intangibles unlocking; and

•

The net gains included in adjusted operating earnings from a distribution of cash and securities in conjunction with a Lehman Brothers bankruptcy settlement (“Lehman Recovery”), and losses as a result of the decision to dispose of certain Low Income Housing Tax Credit partnerships (“LIHTC”) as a mean of exiting this asset class. Because DAC/VOBA and other intangibles unlocking can be volatile, excluding the effect of this item can improve period to period comparability. The net gain from the Lehman Recovery and loss from the disposition of LIHTC partnerships affected run-rate results and we believe that this effect is not reflective of our ongoing performance.

In addition to net income (loss) per share, we report adjusted operating earnings per share (diluted) because we believe that adjusted operating earnings before income taxes provides a meaningful measure of its business and segment performances and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions and/or other factors.

In addition to book value per share including accumulated other comprehensive income (AOCI), we also report book value per share excluding AOCI and shareholders’ equity excluding AOCI. Included in AOCI are investment portfolio unrealized gains or losses. In the ordinary course of business we do not plan to sell most investments for the sole purpose of realizing gains or losses, and book value per share excluding AOCI and shareholders’ equity excluding AOCI provide a measure consistent with that view. The adjusted debt to capital calculation excludes AOCI and includes a 25% equity treatment afforded to subordinated debt.

In our Investment Management business, adjusted operating margin excluding Investment Capital results is reported because results from Investment Capital can be volatile and excluding the effect of this item can improve period-to-period comparability.

For a reconciliation of these non-GAAP measures to the most directly comparable U.S. GAAP measures, refer to the tables that accompany this release, as well as our Quarterly Investor Supplement.

We also analyze our segment performance based on the sources of earnings. We believe this supplemental information is useful in order to gain a better understanding of our adjusted operating earnings before income taxes for the following reasons: (1) we analyze our business using this information and (2) this presentation can be helpful for investors to understand the main drivers of adjusted operating earnings (loss) before income taxes. The sources of earnings are defined as such:

•

Investment spread and other investment income consists of net investment income and net realized investment gains (losses) associated with swap settlements and accrued interest, less interest credited to policyholder reserves.

•	Fee based margin consists primarily of fees earned on assets under management (“AUM”), assets under administration (“AUA”), and transaction based recordkeeping fees.

•

Net underwriting gain (loss) and other revenue contains the following: the difference between fees charged for insurance risks and incurred benefits, including mortality, morbidity, and surrender results, contractual charges for universal life and annuity contracts, the change in the unearned revenue reserve for universal life contracts, and that portion of traditional life insurance premiums intended to cover expenses and profits. Certain contract charges for universal life insurance are not recognized in income immediately, but are deferred as unearned revenues and are amortized into income in a manner similar to the amortization of DAC.

•	Administrative expenses are general expenses, net of amounts capitalized as acquisition expenses and exclude commission expenses and fees on letters of credit.

•	Trail commissions are commissions paid that are not deferred and thus recorded directly to expense.

•

For a detail explanation of DAC/VOBA and other intangibles amortization/unlocking see Management’s Discussion and Analysis of Financial Condition and Results of Operations - Unlocking of DAC/VOBA and other Contract Owner/Policyholder Intangibles in our Annual Report on Form 10-K for the twelve-month period ended Dec. 31, 2017, which the company expects to file with the Securities and Exchange Commission on or before March 1, 2018.

More details on these sources of earnings can be found in Voya Financial’s Quarterly Investor Supplement, which is available on Voya Financial’s investor relations website, investors.voya.com.

Forward-Looking and Other Cautionary Statements

This press release contains forward-looking statements. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, including emerging markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations, such as those relating to Federal taxation, state insurance regulations and NAIC regulations and guidelines, including those affecting reserve requirements for variable annuity policies and the use of and possible application of NAIC accreditation standards to captive reinsurance entities, those made pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the U.S. Department of Labor’s final rules and exemptions pertaining to the fiduciary status of providers of investment advice, or any amendments thereto, (x) changes in the policies of governments and/or regulatory authorities, and (xi) our ability to successfully complete the transaction entered into on Dec. 20, 2017. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition – Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended Dec. 31, 2017, which the company expects to file with the Securities and Exchange Commission on or before March 1, 2018.

Reconciliation of Adjusted Operating Earnings to Net Income (Loss) - Quarter-to-Date

	Three Months Ended
(in millions USD)	12/31/2017	12/31/2016
Net Income (loss) available to Voya Financial, Inc.’s common shareholders	(3,165)	(417)
Less: Net income (loss) attributable to noncontrolling interest	82	42

Net Income (loss)	(3,083)	(375)
Less: Income from Discontinued Operations, net of tax	(2,616)	(478)
Net Income (loss) from continuing operations	(467)	103
Less: Adjustments to adjusted operating earnings
Net Investment gains (losses) and related charges and adjustments	(54)	18
Other adjustments	(42)	(101)

Total Adjustments to adjusted operating earnings before tax effect	(96)	(83)
Income taxes on adjustments to adjusted operating earnings (1)	34	29

Total Adjustments to adjusted operating earnings, after tax(1)	(62)	(54)
Less: Difference between actual tax (expense) benefit and assumed tax rate	(564)	56

Adjusted Operating earnings, after-tax (1)	159	101
Less: Income taxes (1)	(75)	(48)

Adjusted operating earnings before income taxes	234	149

Reconciliation of Adjusted Operating Earnings to Net Income (Loss) - Year-to-Date

	Twelve Months Ended
(in millions USD)	12/31/2017	12/31/2016
Net Income (loss) available to Voya Financial, Inc.’s common shareholders	(2,992)	(327)
Less: Net income (loss) attributable to noncontrolling interest	200	29

Net Income (loss)	(2,792)	(298)
Less: Income from Discontinued Operations, net of tax	(2,580)	(337)
Net Income (loss) from continuing operations	(212)	39
Less: Adjustments to adjusted operating earnings
Net Investment gains (losses) and related charges and adjustments	(84)	(108)
Other adjustments	(116)	(240)

Total Adjustments to adjusted operating earnings before tax effect	(200)	(348)
Income taxes on adjustments to adjusted operating earnings (1)	70	122

Total Adjustments to adjusted operating earnings, after tax(1)	(130)	(226)
Less: Difference between actual tax (expense) benefit and assumed tax rate	(441)	41

Adjusted Operating earnings, after-tax (1)	359	224
Less: Income taxes (1)	(169)	(105)

Adjusted operating earnings before income taxes	528	329

(1)

Voya Financial assumes a 32% tax rate on adjusted operating earnings and all components of adjusted operating earnings described as “after tax.” A 35% tax rate is applied to all non-operating items. The 32% tax rate for adjusted operating earnings and components reflects the estimated benefit of the dividend received deduction related to the company’s Retirement, Investment Management, Individual Life, and Employee Benefits segments.

Voya Financial

Reconciliation of Book Value per Share

As of December 31, 2017
Book value per share, including AOCI	58.19
Per share impact of AOCI	(15.88)

Book value per share, excluding AOCI	42.31

Voya Financial

Reconciliation of Investment Management Operating Margin

	Three Months Ended
(in millions USD, unless otherwise indicated)	12/31/2017	9/30/2017	12/31/2016
Operating revenues	186	171	189
Adjusted operating expenses	(125)	(118)	(124)

Adjusted operating earnings before income taxes	61	54	65

Adjusted operating margin	32.3%	31.3%	34.2%
Operating revenues	186	171	189
Less:
Investment Capital Results	8	5	8

Revenues excluding Investment Capital	178	166	181
Adjusted operating expenses	(125)	(118)	(124)

Adjusted operating earnings excluding Investment Capital	53	49	56

Adjusted operating margin excluding Investment Capital	29.3%	29.2%	31.1%